                                                                   EXHIBIT 10.10

                           MASTER SERVICES AGREEMENT

     This Master Services Agreement ("Agreement") is made between Durect Corporation, which has a place of business at 10240 Bubb Road, Cupertino, California 95014 (hereinafter "Sponsor"), and Quintiles, Inc., a North Carolina corporation having its principal place of business at 1007 Slater Road, Chelsea Place, Durham, North Carolina 27703 (hereinafter "Quintiles"). When signed by both parties, this Agreement will set forth the terms and conditions under which Quintiles agrees to provide certain services to Sponsor as set forth herein.

                                   Recitals:

     A. Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. Quintiles is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries.

     B. Sponsor and Quintiles desire to enter into this Agreement to provide the terms and conditions upon which Sponsor may engage Quintiles from time-to-time to provide services for individual studies or projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

                                  Agreement:

1.0  Scope of the Agreement; Work Orders; Nature of Services.

   (a)    Scope of Agreement.  As a "master" form of contract, this Agreement
          ------------------
   allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1(b) below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by Quintiles and Quintiles' corporate affiliates (see Section 16) and, accordingly, this Agreement represents a vehicle by which Sponsor can efficiently contract with Quintiles and its corporate affiliates for a broad range of services.

   (b)    Work Orders. The specific details of each project under this Agreement
          -----------
   (each "Project") shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, a "Work

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

   Order"). A sample Work Order is attached hereto as Exhibit A. Each Work Order will include, as appropriate, the scope of work, time line, budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter.

   (c)    Nature of Services. The services covered by this Agreement may include
          ------------------
   strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, preclinical services, pharmaceutical sciences services, medical device services, and other research and development services requested by Sponsor and agreed to by Quintiles as set forth in the relevant Work Order (collectively, the "Services"). Quintiles and Sponsor, where appropriate, shall cooperate in the completion of a Transfer of Obligations Form in conjunction with the relevant Work Order. Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory responsibility of Sponsor. The Transfer of Obligations Form will be filed with the Food and Drug Administration ("FDA") by Sponsor where appropriate, or as required by law or regulation.

2.0 Payment of Fees and Expenses. Sponsor will pay Quintiles for fees, expenses and pass-through costs in accordance with each Work Order. Sponsor agrees that the budget and payment schedule for each Work Order will be structured in an effort to maintain cash neutrality for Quintiles (with respect to the payment of professional fees, pass-through costs and otherwise). Upon execution of a Work Order, Sponsor shall pay Quintiles an agreed upon percentage of each budget as set forth in such Work Order as an advance against the total compensation value of the budget. Sponsor will draw from these funds in order to pay for services and related costs and expenses consistent with the terms of the Work Order. In developing the payment schedule, the parties, as one of the considerations, will take into account the timing of work performed by Quintiles and payments received from Sponsor. Unless otherwise agreed in a particular Work Order, the following shall apply: (a) Quintiles will invoice Sponsor monthly for the fees, expenses and pass-through costs relating to the Project; and, (b) Sponsor shall pay each invoice within [* * ] of the


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

date of the invoice. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Sponsor shall pay Quintiles interest in an amount equal to [ * **] (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder and not paid within thirty (30) days of the date of the invoice.

3.0 Term. This Agreement shall commence on the date of execution and shall continue until terminated by either party in accordance with Section 15 below.

4.0 Change Orders. Any material change in the details of a Work Order or the assumptions upon which the Work Order is based (including, but not limited to, changes in fees, expenses and pass-through costs, an agreed starting date for a Project or suspension of the Project by Sponsor) may require changes in the budget and/or time lines, and shall require a written amendment to the Work Order (a "Change Order"). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Quintiles will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing, Sponsor agrees that it will not unreasonably withhold approval of a Change Order, even if it involves a fixed price contract, if the proposed changes in budgets or time lines result from, among other appropriate reasons, forces outside the reasonable control of Quintiles or changes in the assumptions upon which the initial budget or time lines were based. Quintiles reserves the right to postpone effecting material changes in the Project's scope until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Quintiles, Quintiles and Sponsor shall execute a corresponding amendment to the Transfer of Obligations Form. Such amendment shall be filed by Sponsor where appropriate, or as required by law or regulation.

5.0 Confidentiality. It is understood that during the course of this Agreement, Quintiles and its employees may be exposed to data and information which is confidential and proprietary to Sponsor. All such data and information (hereinafter "Sponsor Confidential Information") written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Quintiles and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of Sponsor. All information regarding Quintiles' pricing and Quintiles' Property (as defined in Section 6.0 below), disclosed by Quintiles to Sponsor in connection with this Agreement is proprietary, confidential information belonging to Quintiles (the "Quintiles Confidential Information", and together with the Sponsor Confidential Information, the "Confidential Information"). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement or any Work Order to any third party without the written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of [* * *] after the termination of the applicable Work Order.

The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or (d) is required by law or regulation to be disclosed.


6.0 Ownership and Inventions. All data and information generated or derived by Quintiles as the result of services performed by Quintiles under this Agreement shall be and remain the exclusive property of Sponsor. Any inventions that may evolve from the data and information described above or as the result of services performed by Quintiles under this Agreement shall belong to Sponsor and Quintiles agrees to assign its rights in all such inventions and/or related patents to Sponsor. Notwithstanding the foregoing, Sponsor acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles and which

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

relate to its business or operations (collectively "Quintiles' Property"). Sponsor and Quintiles agree that any Quintiles' Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement are the sole and exclusive property of Quintiles.

At the completion of the Services by Quintiles, all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, shall be delivered to Sponsor in such form as is then currently in the possession of Quintiles, subject to the payment obligations set forth in Paragraph 2 herein. Alternatively, at Sponsor's written request, such materials and data may be retained by Quintiles for Sponsor for a period of [* * ], or disposed of pursuant to the written directions of Sponsor. [ * * * ] Quintiles, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials provided to Sponsor as the result of the Services, to be used to satisfy regulatory requirements or to resolve disputes regarding the Services. Nothing in this Agreement shall be construed to transfer from Sponsor to Quintiles any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

7.0 Independent Contractor Relationship. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

8.0 Regulatory Compliance; Inspections. Quintiles agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry. Quintiles certifies that it has not been debarred under the Generic Drug Enforcement Act and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. Sponsor represents and certifies that it will not require Quintiles to perform any assignments or tasks in a manner that would violate any applicable law or regulation. Sponsor further represents that it will cooperate with Quintiles in taking any actions that Quintiles reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Quintiles.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

     Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall: a) notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Sponsor in which Quintiles is providing Services, including, but not limited to, inspections of investigational sites or laboratories; b) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such a study or Project, including, but not limited to, Form FD-483 notices, and FDA refusal to file, rejection or warning letters, even if they do not specifically mention the other party; and, c) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence. Where reasonably practicable, each party will be given the opportunity to have a representative present during an FDA or regulatory inspection. Each party, however, acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities.

     Each party agrees that, during an inspection by the FDA or other regulatory authority concerning any study or Project of Sponsor in which Quintiles is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency, without the prior consent of the other
party, which shall not unreasonably be withheld.   Such information and
materials includes, but are not limited to, the following: 1) financial data and pricing data (including, but not limited to, the Budget and Payment sections of the Work Order); 2) sales data (other than shipment data); and, 3) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

During the term of this Agreement, Quintiles will permit Sponsor's representatives (unless such representatives are competitors of Quintiles) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. Unless the [ * * * ]

9.0 Relationship with Investigators. If a particular Work Order obligates Quintiles to contract with investigators or investigative sites (collectively, "Investigators") then any such contract shall be on a form mutually acceptable to Quintiles and

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Sponsor. If an Investigator requests any material changes to such form, Quintiles shall submit the proposed change to Sponsor, and Sponsor shall promptly review, comment on and/or approve such proposed changes. If Sponsor approves a form Investigator Agreement, or any changes to the form, that differ from the terms of this Agreement or a Work Order (including, but not limited to, allowing an Investigator to publish results or data that Quintiles is prohibited from revealing), then Quintiles shall have no liability for any such approved provisions or changes. The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor, and that Investigators shall exercise their own independent medical judgment. Quintiles' responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement and the applicable Work Order.

     If Quintiles will be paying Investigators on behalf of Sponsor, the parties will agree in the applicable Work Orders as to a schedule of amounts to be paid to Investigators. Sponsor acknowledges and agrees Quintiles will only pay Investigators from advances or pre-payments received from Sponsor for Investigators' services, and that Quintiles will not make payments to Investigators prior to receipt of sufficient funds from Sponsor. Sponsor acknowledges and agrees that Quintiles will not be responsible for delays in a study or Project to the extent that such delays are caused by Sponsor's failure to make adequate pre-payment for Investigators' services. Sponsor further acknowledges and agrees that payments for Investigators' services are pass-through payments to third parties and are separate from payments for Quintiles' Services. Sponsor agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator.

10.0 Conflict of Agreements. Quintiles represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Quintiles agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the services contemplated under this Agreement. Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Quintiles in any study or Project without the written consent of Quintiles, which will not be unreasonably withheld.

11.0  Publication.    Project results may not be published or referred to, in
whole or in part, by Quintiles or its affiliates

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

without the prior expressed written consent of Sponsor. Neither party will use the other party's name in connection with any publication or promotion without the other party's prior, written consent.

12.0 Limitation of Liability. Neither party, nor its affiliates, nor any of its or their respective directors, officers, employees or agents shall have any liability of any type (including, but not limited to, contract, negligence, and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement, any Work Order, or the Services contemplated hereunder, even if such damages may have been foreseeable to such party. In addition, in no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability) of Quintiles and its affiliates and its and their respective directors, officers, employees and agents under this Agreement or any Work Order hereunder exceed the amount of fees actually received by Quintiles from Sponsor for the assignment or task from which such liability arose.

13.0 Indemnification. Sponsor shall indemnify, defend and hold harmless Quintiles and its affiliates, and its and their directors, officers, employees and agents (each, a "Quintiles Indemnified Party"), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively "Losses") resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement or any Work Order relates), except to the extent such Losses are determined to have resulted solely from the negligence or intentional misconduct of the Quintiles Indemnified Party seeking indemnity hereunder, in which event Quintiles shall indemnify, defend and hold harmless Sponsor and its Affiliates, and its and their directors, officers, employees, and agents ("Durect Indemnified Parties") from and against any such Losses.

14.0 Indemnification Procedure. Each Indemnified Party shall give the indemnifying party prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with the Indemnifying Party and its legal representatives in the investigation of any matter the subject of indemnification. The Indemnified Party shall not unreasonably

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

withhold its approval of the settlement of any claim, liability, or action covered by this Indemnification provision.

15.0 Termination. This Agreement or any Work Orders may be terminated without cause by Sponsor or by Quintiles at any time during the term of the Agreement on [ * * * ] prior written notice to Quintiles or Sponsor, as appropriate. Either party may terminate this Agreement or any Work Order for material breach upon [ * * * ] written notice specifying the nature of the breach, if such breach has not been substantially cured within the [ * * * ] period. In the event that Quintiles or Sponsor determines, in its sole discretion, that the continued performance of the Services contemplated by this Agreement would constitute a potential or actual violation of regulatory or scientific standards of integrity, such Party may terminate this Agreement or the applicable Work Order, by giving written notice stating the effective date (which may be less than [ * * * ] from the notice date) of such termination. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

In the event this Agreement or any Work Order is terminated, Sponsor shall pay Quintiles for all Services performed in accordance with the applicable Work Order(s) hereunder, and reimburse Quintiles for all costs and expenses incurred in performing those Services. If payments in a terminated Work Order are milestone-based, and the Work Order is terminated after costs have been incurred by Quintiles toward achieving a milestone, but that milestone has not yet been completed, Sponsor will pay Quintiles' standard fees for actual work performed toward that milestone up to the date of termination. In the event this Agreement is terminated and Quintiles is determined to have breached this Agreement, Sponsor may deduct from its payment obligations amounts directly related to the damages suffered by Sponsor as a result of such breach. Upon receipt of a termination notice, Quintiles shall cease performing any work not necessary for the orderly close out of the affected Project or for the fulfillment of regulatory requirements. Sponsor shall pay for all actual costs, including time spent by Quintiles personnel (which shall be billed at Quintiles' standard rates in effect as of the date of the termination notice), incurred to complete activities associated with the termination and close out of affected Projects, including the fulfillment of any regulatory requirements.

Upon the termination of this Agreement or any Work Order, Quintiles shall deliver to Sponsor all data and materials provided by Sponsor to Quintiles for the conduct of Services under the impacted Project(s). All statistical data, all

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

statistical reports, all data entries and any other documentation produced as the result of Services performed by Quintiles under the impacted Project(s) shall be delivered to Sponsor upon payment to Quintiles for all Services completed in accordance with the applicable Work Order.

16.0 Relationship with Affiliates; Request for Personnel. Sponsor agrees that Quintiles may use the Services of its corporate affiliates to fulfill Quintiles' obligations under this Agreement and any Work Order. Any affiliate so used shall be subject to all of the terms and conditions applicable to Quintiles under this Agreement or any Work Order, and entitled to all rights and protections afforded Quintiles under this Agreement and any Work Order. Quintiles agrees that Sponsor's affiliates may use the services of Quintiles (and its affiliates) under this Agreement. In such event, such Sponsor's affiliates shall be bound by all the terms and conditions of this Agreement and any Work Order and entitled to all rights and protections afforded Sponsor under this Agreement and any Work Order. Any such affiliate of Sponsor or Quintiles may execute a Work Order directly. The term "affiliate" shall mean all entities controlling, controlled by or under common control with Sponsor or Quintiles, as the case may be. The term "control" shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity. In addition, Quintiles shall use its reasonable efforts to accommodate Sponsor's requests for specific personnel to be assigned to specific tasks and/or projects.

17.0 Cooperation; Sponsor Delays; Disclosure of Hazards. Sponsor shall forward to Quintiles in a timely manner all data and information in Sponsor's possession or control necessary for Quintiles to conduct the Services. Quintiles shall not be liable to Sponsor nor be deemed to have breached this Agreement or any Work Order for errors, delays or other consequences arising from Sponsor's failure to timely provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations. Sponsor acknowledges that, if it materially delays or suspends performance of the Services, then the personnel and/or resources originally allocated to the Project may be re-allocated, and Quintiles will not be responsible for delays due to required re-staffing or re-allocation of resources. Sponsor shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by Sponsor and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

18.0 Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required, hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party's control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

19.0 Notices and Deliveries. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Quintiles:                            If to Sponsor:

Paula Brown Stafford                                    Jean Liu
Executive Vice President                    Vice President and General Counsel
Quintiles, Inc.                                Durect Corporation
1007 Slater Road                            10240 Bubb Road
Chelsea Place                               Cupertino, California  95104
Durham, North Carolina  27703

With a copy to:

Quintiles Transnational Legal Department
P.O. Box 13979
Research Triangle Park, North Carolina
27709-3979
Attention: John Russell

If Sponsor delivers, ships, or mails materials or documents to Quintiles, or requests that Quintiles deliver, ship, or mail materials or documents to Sponsor or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor. Quintiles disclaims any liability for the actions or omissions of third-party delivery services or carriers.

20.0 Insurance. Each party will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

cover its obligations hereunder, and, upon request, each party will provide to the other party a certificate of insurance showing that such insurance is in place.

21.0 Foreign Currency Exchange. For all Work Orders in which Quintiles will earn fees or incur expenses in excess of one million U.S. Dollars in a currency differing from the invoice and payment currency, a foreign currency exchange provision will be included in the Work Order.

22.0  [ *  *  *  ].   Where services in a Work Order are provided by Quintiles
[ * * *].

23.0 Assignment. Except as stated above in Section 16, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party.

24.0 Enforceability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of New York, exclusive of its conflict of law provisions. The failure to enforce any right or provision
herein shall not constitute a waiver of that right or provision.   If any
provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

25.0  Survival.   The rights and obligations of Sponsor and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to product-related inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement or any Work Order.

26.0 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at the office of the AAA closest to the Quintiles office having responsibility for the Project if filed for by Sponsor and the AAA office in Santa Clara County, California, if filed for by Quintiles, and shall be

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA Rules.

27.0 Entire Agreement and Modification. This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. Any modifications to the provisions herein must be in writing and signed by the parties.


     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.



                     ACKNOWLEDGED, ACCEPTED AND AGREED TO:


Quintiles, Inc.                         Durect Corporation


By: /s/ Paula Brown Stafford            By: /s/ James E. Brown

Print Name:  Paula Brown Stafford       Print Name:  James E. Brown

Title:  Executive Vice President        Title:  President
        and Chief Executive Officer

Date: October 19, 1999                  Date: November 1, 1999

FEDERAL ID #  56-1323952


                                   EXHIBIT A
                               SAMPLE WORK ORDER

                                  WORK ORDER

This Work Order ("Work Order") is between Durect Corporation ("Sponsor") and Quintiles ____________ ("Quintiles") and relates to the Master Services Agreement dated the ___ day of _________, 19__, (the "Master Agreement"). Pursuant to the Master Agreement, Quintiles has agreed to perform certain services in


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

accordance with written work orders, such as this one, entered into from time-to-time describing such services.

The parties hereby agree as follows:

1. Work Order. This document constitutes a "Work Order" under the Master Agreement and this Work Order and the services contemplated herein are subject to the terms and provisions of the Master Agreement.

2.   Services and Payment of Fees and Expenses.   The specific services
contemplated by this Work Order (the "Services") and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

SCOPE OF WORK              ATTACHMENT 1
PROJECT BUDGET             ATTACHMENT 2
TIMELINE                   ATTACHMENT 3
PAYMENT SCHEDULE           ATTACHMENT 4
TRANSFER OF OBLIGATIONS    ATTACHMENT 5


3. Term. The term of this Work Order shall commence on the date of execution and shall continue until the services described in Attachment 1 are completed, unless this Work Order is terminated in accordance with the Master Agreement.

4.  Affiliates and Subcontractors.   Sponsor agrees that Quintiles may use the
services of its corporate affiliates to fulfill Quintiles' obligations under this Work Order. Any such affiliates shall be bound by all the terms and conditions of, and be entitled to all rights and protections afforded under, the Master Agreement and this Work Order. Any subcontractors or consultants (other than Quintiles' affiliates) that will be used by Quintiles in performing the Services are listed below:


5. Amendments. No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each party to the other.



                     ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Quintiles ____________                  Durect Corporation

By:                                 By:

Title:                              Title:

Date:                               Date:


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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